EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

On July 22, 2002, the Board of Directors of Central Vermont Public Service Corporation (the "Company"), upon recommendation of the Audit Committee, the Board of Directors authorized and approved the Company's engagement of Deloitte & Touche LLP as its new independent public accountants for the 2002 calendar year, replacing Arthur Andersen LLP. Deloitte & Touche LLP's engagement became effective as of 2002.

Arthur Andersen LLP ("Andersen") was the Company's independent public accountants. As a result of the closing of Andersen in 2002, we were unable to obtain the consent of Andersen as to the incorporation by reference in our Registration Statement File No. 333-102008 on Form S-8 filed with the Securities and Exchange Commission on December 19, 2002 and of the audit report of Andersen with respect to our financial statements as of December 31, 2001 and for the fiscal years December 31, 2001 and 2000. We have dispensed with the requirement under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), to file the consent of Andersen in reliance on Rule 437(a) promulgated under the Securities Act. Because Andersen has not consented to the incorporation by reference of their report in the Registration Statement identified above, purchasers of securities offered pursuant to the Registration Statement on or after the filing of this Form 10-K will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen and incorporated by reference in those financial statements or any omissions to state a materials fact required to be stated in those financial statements.